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                                                                    EXHIBIT 10.2


                                January 10, 2001



Douglas S. Harrington, M.D.
c/o ChromaVision Medical Systems, Inc.
33171 Paseo Cerveza
San Juan Capistrano, CA  92675

Dear Doug,

         In order to provide a further inducement for you to remain in the employ of ChromaVision Medical Systems, Inc. (the "Company"), this letter will supplement the letter agreement between you and the Company dated as of December 30, 1996, a copy of which is attached.

         The supplementary provisions are as follows:

         1. In the event your employment is terminated by the Company without cause or you terminate your employment for good reason, the Company will do each of the following (subject to Section 3):

                  (a) continue to pay your salary as a severance benefit for a period of two years from the date of termination of your employment at the rate in effect immediately prior to such termination, with payment to be made to you on the dates such salary would have been paid if your employment had not been terminated;

                  (b) pay you a pro-rated portion of your bonus for the year of termination (but only if, at the date of termination of employment, the performance criteria for earning the bonus were being met to date in the judgment of the Compensation Committee of the Board of Directors), with payment to be made to you promptly after termination of your employment;

                   (c) continue your health insurance for you and your family for two years after the termination of your employment (including any period as may be required by law), except that such health insurance will be discontinued if you become re-employed and are eligible for comparable or better health insurance benefits from your new employer and, if the Company's plan will not permit such continuation of your insurance, the Company will provide comparable insurance to the extent all insureds are insurable and such insurance can be obtained at reasonable cost;

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                  (d) continue providing you with the automobile contemplated by your December 30, 1996 letter agreement for two years after the termination of your employment unless you become re-employed and are eligible to receive a comparable or better automobile benefit from your new employer and

                  (e) continue the exercisability and vesting of your outstanding stock options in accordance with their terms for the two year period of your salary continuation except to the extent that the options terminate in accordance with their terms (or the terms of the plan under which they were issued) because of a change of control, sale of the Company or other event which causes all options outstanding under that plan to terminate.

         You will also be entitled to receive the benefits described above if you resign as an employee of the Company within the period commencing three months after, and ending nine months after, a change in control or sale of the Company (as defined in Section 2 of your December 30, 1996 letter agreement) or if you are terminated as an employee at any time within three months prior to, otherwise in anticipation of, or nine months after, any such event. Such benefits will be in lieu of the benefits provided for in the first paragraph of
Section 2 of your December 30, 1996 letter agreement. In the event both this paragraph and the preceding paragraph apply to the termination of your employment, there will be no double-counting of benefits and the benefits will be limited to those set forth in (a) through (e) above.

         2. You will be considered to have terminated your employment "for good reason" only if two requirements are met. The first requirement will be met if you terminate your employment within 18 months after the Company elects a new Chief Executive Officer of the Company, materially reduces your responsibilities, compensation or employee benefits or changes the location of the Company's principal executive office to a location that is more than 50 miles from its current location. The second requirement that must be met is that you give the Company written notice that you believe you have the right to terminate your employment for good reason and the Company fails to eliminate the good reason within 15 days after receipt of the notice.

         3. If any of the benefits to you under this letter would result in the imposition of any tax imposed by Section 4999 of the Internal Revenue Code of 1986 and the regulations thereunder (or any successor provisions), the benefits referred to in Sections 2(a) through (d) above shall be reduced to such extent as is necessary to avoid the imposition of any such tax. That determination shall be made taking into account all other "parachute payments" (as defined in Section 280G of the Internal Revenue Code and the regulations thereunder or any successor provisions) to which you would be entitled, including without limitation the acceleration of the exercise date of stock options. Such reductions shall be made first to the bonus payments referred to in Section 1(b) and thereafter, if necessary, to the salary payments referred to in Section 1(a) and the other benefits referred to in Section 1(c), (d) and (e), except that no reduction shall be made in the benefits referred to in Section 1(e) unless you are notified in writing thereof within 30 days after the termination of your employment.


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         4. You will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any benefit provided for in this Agreement be reduced by any compensation earned by you as a result of employment by another employer, except as provided in Section 1 (c) and (d). Notwithstanding the foregoing, in the event that you are entitled, by operation of any applicable law, to unemployment compensation benefits or benefits under the Worker Adjustment and Retraining Act of 1988 (known as the "WARN" Act) in connection with the termination of your employment in addition to those required to be paid to you under this agreement or your December 30, 1996 letter agreement, then to the extent permitted by applicable law governing severance payments or notice of termination of employment, the Company will be entitled to offset against the amounts payable hereunder the amounts of any such mandated payments.

         5. By signing this letter you acknowledge that the Company will continue to treat you as an employee during the period of salary continuance for purpose of the foregoing benefits. All payments to you under this letter are subject to such taxes and withholding requirements as may be imposed by applicable law.

         6. Nothing is this letter changes the "at will" nature of your employment relationship with the Company.

         7. The provisions of this Letter Agreement supersede and replace the first paragraph of Section 2 and the last paragraph of Section 4 of your December 30, 1996 letter agreement, except that the 90 day notice provision in the last sentence of said Section 2 shall continue to apply in the event you resign other than for good reason and you are entitled to benefits under the last paragraph of Section 1 of this letter.

         If this letter correctly sets forth the agreement between you and the Company, please execute this letter in the place indicated below.

                                          Yours very truly,


                                          Thomas R. Testman,
                                          Chairman of the Compensation Committee
                                          of the Board of Directors


AGREED:



--------------------------------------
Douglas S. Harrington, M.D.

Dated: January __, 2001


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